Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 15, 2024 (except for the last paragraph of Note 2, as to which the date is April 1, 2024), in the Registration Statement (Form S-1 No. 333-278003) and related Prospectus of Contineum Therapeutics, Inc. for the registration of 8,800,000 shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California
April 1, 2024